EXHIBIT 10.1
February 2006 Amendment to
Software Development and Marketing Agreement

This is an amendment (the “February 2006 Amendment”) to that certain Software Development and Marketing Agreement dated as of January 19th, 1989, as amended (the “License Agreement”) by and among Datawatch Corporation, a Delaware corporation with offices located at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824 (“Datawatch”) jointly and severally with Personics Corporation, a Delaware corporation with offices located at 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824 (“Personics”) (Datawatch and Personics are collectively referred to herein as “Licensee”), on the one hand, and Raymond J. Huger, a sole proprietor doing business as Math Strategies, having its principal place of business at 101 South Elm Street, Suite 212, Greensboro, North Carolina 27401 ( Huger and Math Strategies being referred to herein as “MS”). This February 2006 Amendment is effective as of February 20, 2006.

Recitals:

A.    The parties have previously entered into an Option Purchase Agreement dated April 29, 2004 (“Option Agreement”), whereby MS granted Licensee the right to purchase the Software Products as defined therein.

B.    Contemporaneously herewith, the parties hereto have entered into an Amendment to Option Purchase Agreement whereby the period to exercise the option granted to Licensee pursuant to the Option Agreement was, among other things, extended to April 30, 2015 (“Option Period”).

C.    The parties desire to extend the term of the License Agreement to April 30, 2015.

Now, Therefore, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereby agree as follows:

1.    Section 13(a) of the License Agreement, as amended, is hereby deleted in its entirety and replaced with the following:

13(a) Term. The term of this Agreement shall commence on the date first set forth above and shall continue until April 30, 2015, unless earlier terminated as provided in this Agreement. Upon expiration of the term, this Agreement and the licenses granted hereunder shall automatically be renewed for successive one year periods unless either party notifies the other in writing at least 90 days prior to the expiration of the term or any renewal period that it elects not to renew this Agreement.

2.     Except as provided herein, all other provisions of the License Agreement shall remain in full force and effect.

In Witness Whereof, the parties have executed this February 2006 Amendment effective the day and year first above written.

MATH STRATEGIES By: /s/ Raymond J. Huger Raymond J. Huger, individually and as a Sole Proprietorship	DATAWATCH CORPORATION By: /s/ Robert Hagger Name: Robert Hagger Title: President & CEO , Duly Authorized
Personics, Inc. By: /s/ Robert Hagger Name: Robert Hagger Title: President & CEO , Duly Authorized